Exhibit 5.1

                           REED SMITH SHAW & MCCLAY LLP

Writer's Direct                 435 Sixth Avenue
Numbers:               Pittsburgh, Pennsylvania  15219-1886
Phone 412-288-3310             Phone: 412-288-3131
Fax 412-288-3063               Fax:   412-288-3063
nwwinter@rssm.com


                                                                  March 30, 1999

Keystone Financial, Inc.
One Keystone Plaza
North Front and Market Streets
P.O. Box 3660
Harrisburg, PA  17105-3660

         Re:      Registration Statement on Form S-8
                  for the 1997 Stock Incentive Plan

Gentlemen:

         We have acted as counsel to Keystone Financial, Inc., a Pennsylvania corporation (the "Corporation"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 2,500,000 shares of Common Stock, par value $2.00 per share, of the Corporation (the "Common Stock") which may be issued under the Corporation's 1997 Stock Incentive Plan (the "Plan"). Either authorized but unissued or treasury shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Corporation and reissued under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

         In connection with this opinion, we have examined, among other things:

                  (1) forms of resolutions adopted by the Board of Directors of the Corporation on March 27, 1997 and March 25, 1999, adopting the Plan authorizing the issuance of up to 2,500,000 shares of Common Stock under the terms and conditions of the Plan and reserving 2,500,000 shares of Common Stock for such purpose;

                  (2) the Restated Articles of Incorporation and Bylaws of the Corporation, as amended to date; and

                  (3)  a copy of the Plan as presently in effect.

         Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 2,500,000 shares of Common Stock being registered and which may be issued by the Corporation under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                        Yours truly,


                                        /s/ Reed Smith Shaw & McClay


                                        REED SMITH SHAW & McCLAY LLP

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